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EXHIBIT 99.1

NEWS RELEASE

The Keith Companies, Inc. (Nasdaq: TKCI), an engineering and consulting services company, today announced that it has completed its acquisition of privately held southern California based Crosby Mead Benton & Associates (CMB). CMB is an engineering firm specializing in land development design, infrastructure design, and landscape architecture that employs approximately 65 people mainly located in Los Angeles and San Diego Counties. Further details and value of the transaction were not disclosed.

According to The Keith Companies Chairman and CEO Aram H. Keith, "The closing of the CMB acquisition better positions the Company to capture a larger share of the engineering and design work for master planned communities in southern California. There is an unprecedented number of residential and retirement communities slated for development in southern California over the next decade and we are actively scaling up our resources to meet this demand."

  About The Keith Companies

The Keith Companies, Inc., an infrastructure engineering and design company, employs approximately 500 professionals and has seven offices throughout the western United States. The Keith Companies' professionals provide a wide spectrum of skilled resources including land planning, engineering, surveying, mapping, environmental, and water and cultural resources that are needed to effectively plan, engineer and design state-of-the-art facilities.
Additionally, the Company provides mechanical, electrical, chemical, and other industrial engineering services to design and improve the efficiency and reliability of automated and manufacturing processes, production lines, and fire protection systems. The Keith Companies benefits from a diverse public and private client base varying from residential, commercial, and real estate projects to telecommunications, manufacturing, and processing facilities. For more information visit the Company's website at www.keithco.com.
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Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. The Company cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies; the ability to successfully implement our acquisition strategy; the ability to successfully integrate an acquired company; the ability to retain and hire key personnel; changes in investment by the energy, power, and environmental industries; the uncertain timing of awards and contracts; the ability to obtain additional or follow-on contracts; changes in the regulatory environment; changes in project schedules; changes in trade, monetary, and fiscal policies world-wide; currency fluctuations; and increasing competition by foreign and domestic companies and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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